Exhibit 19.1
WILLIAMS
    POLICY ON SECURITIES TRADING
Effective April 29, 2025
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Introduction
During the course of our employment, we periodically become aware of confidential and highly sensitive information concerning Williams (defined below) and other companies. Federal and state securities laws impose severe civil and criminal penalties on persons involved in insider trading, in other words, persons who trade in securities while aware of Material Nonpublic Information (defined below).

The securities laws apply not only to persons such as our Directors (defined below) and officers, but also to any employee who is aware of such information and trades securities with such information. Persons who “tip” or pass along Material Nonpublic Information to others (including family members) and those who subsequently trade after receiving the tipped information also violate the securities laws.

Maintaining the confidence of stockholders and the public markets is important. The principle underlying this policy is fairness in dealings with other persons, which requires that Williams’ affiliates not take personal advantage of undisclosed information to the detriment of others who do not have the information. Accordingly, this policy is designed to prevent insider trading or allegations of insider trading, and to protect Williams’ reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. If you have any questions regarding this policy, you should contact the Corporate Secretary at CorporateSecretary@Williams.com.
Definitions

“Broker-assisted Cashless Exercise” means a transaction in which, at the instruction of the holder of a stock option, a broker sells some or all of the shares underlying the stock option on the open market for the purpose of paying the stock option purchase price or for the payment of taxes.

“Director” means a member of the Board of Directors of The Williams Companies, Inc.

“ESPP” means The Williams Companies, Inc. Amended and Restated 2007 Employee Stock Purchase Plan, as may be further amended from time to time, or any successor plan thereto.

“Executive Officer” means a Williams officer who is a reporting person under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”).

“Material Nonpublic Information” is a two-part definition explained as follows:
(i)“Material” information refers to any information that a reasonable investor would consider important in making a decision to buy, sell, gift or otherwise transfer, hold or vote securities, given the total mix of available information in the marketplace. In

Exhibit 19.1
simple terms, material information is any type of information that could reasonably be expected to affect the price of a security (e.g., the stock price for a share of Williams common stock). A few examples of the many types of information considered material include:
•earnings announcements or estimates or other unpublished financial results;
•projections or changes in projections of earnings or losses or other material financial information;
•news of a pending or proposed merger, acquisition, divestiture, or joint venture;
•a pending or proposed public offering, private placement, repurchase, or redemption of Williams Securities or other important financing transactions, developments, or events;
•changes in dividend policies or the declaration of a stock split;
•major litigation, government action, or developments related thereto;
•changes in senior management;
•impending bankruptcy or financial liquidity problems (including those of a customer);
•internal financial information that departs from what the market would expect; and
•the gain or loss of (or other significant event relating to) a major customer or contract.
(ii)“Nonpublic” information is information that has not been disclosed to the general public. This sort of information only becomes public after it is released to the public and the market has had time to absorb and adjust to the information. Effective disclosure of such information comes through public filings with the Securities Exchange Commission, formal press releases, and during pre-announced meetings or conference calls with analysts or the press that are publicly accessible.
“Net Exercise” means the use of the underlying shares, which are surrendered to Williams, to pay the exercise price and/or tax withholding obligations in respect of a stock option exercise.

“Restricted Employee” means a Williams employee listed on our Insider Trading – Director and Key Employees List. Such list is maintained by our Corporate Secretary Group, which will notify an employee that he/she is on the list. Such list is typically comprised of employees who, during the normal course of their employment, are in a position to gain Material Nonpublic Information with respect to quarterly or annual financial results, guidance, or other significant corporate events such as material mergers and acquisitions.

“Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended.

“Williams” means, collectively, The Williams Companies, Inc. and its respective subsidiaries.

“Williams Securities” means all securities of Williams, including without limitation, common stock, preferred stock, debt, stock options, and any other derivative or non-derivative securities that Williams may issue from time to time, as well as derivative securities relating to Williams stock that are not issued by Williams, such as exchange-traded put or call options, or swaps. For the avoidance of doubt,

Exhibit 19.1
the term Williams Securities also includes (i) equity awards (including restricted stock units) or stock options granted as compensation under any of Williams’ compensation or benefit plans and (ii) upon the vesting of such awards or the exercise of such options, the securities so acquired, such as Williams common stock.

Securities Trading

No Director, officer, employee, or any other person providing services to Williams who is aware of Material Nonpublic Information relating to Williams or other public companies may buy, sell, gift or pledge Williams Securities or such other companies’ securities, including derivative securities thereof, or pass such information on to others. The same restrictions apply to family members of persons covered by this policy, others living in their households, and entities that are directed by or subject to their influence or control.

•You must not trade in Williams Securities or any derivative thereof while you possess (i.e., are aware of) Material Nonpublic Information about Williams.
•You must not trade in the securities or any derivative thereof of other public companies while you possess (i.e., are aware of) Material Nonpublic Information concerning such other public companies, including those obtained in the course of your relationship with Williams.
•You must not pass (or “tip”) Material Nonpublic Information on to others or recommend to anyone the purchase or sale of any Williams Securities or securities of other public companies when you are aware of such information.
•You must not hold Williams Securities in a margin account or pledge Williams Securities as collateral for a loan.
•You must not engage in short sales of Williams Securities or in hedging transactions or speculative transactions involving Williams Securities, including, but not limited to, option contracts, puts, calls, straddles, collars, hedges, swaps, forward contracts, exchange funds, or any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Williams Securities.
Covered Transactions

Transactions covered by this policy include all buying, selling, pledging, the making of gifts or charitable donations, and all other transactions in Williams Securities; provided however, that the following transactions are not covered by and are therefore permitted under this policy:
•the exercise of Williams stock options if no shares are to be sold (i.e., exercise and hold) or if there is a Net Exercise;
•the vesting of Williams stock options or restricted stock units; and
•the withholding of shares by Williams to satisfy a tax withholding obligation upon the vesting of restricted stock units or the exercise of stock options.

Therefore, at any time and without preclearance you may freely exercise stock options, and not violate this policy, if such stock option exercise is accomplished via either an exercise and hold or a Net Exercise. However, because it involves a sale of shares into the open market, a Broker-assisted Cashless Exercise is covered by and remains subject to the terms of this policy including, if

Exhibit 19.1
applicable to the option holder, exercising only during an open trading window after obtaining preclearance. The method of stock option exercise is directed by and at the discretion of the individual, and the Company does not have discretion with respect to the method of stock option exercise.

Special Note Regarding the ESPP: This policy, including the blackout provision, does not apply to recurring periodic purchases of Williams common stock in the ESPP. However, this policy does apply to any: (a) election to participate in the ESPP for an enrollment period (i.e. you may not enroll when you are in possession of Material Nonpublic Information); (b) increase or decrease in your amount of periodic contributions to the ESPP; and (c) sales of Williams common stock purchased pursuant to the ESPP.

Consequences of Non-Compliance

Punishment for insider trading violations by federal and state authorities is severe and could include significant fines and imprisonment, including civil penalties up to three times the profit gained or loss avoided, a criminal fine of up to $5,000,000, and a jail term of up to twenty years. The securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, you could be subject to disciplinary action by Williams, including dismissal, for any conduct prohibited by this policy.

Determination of Material Nonpublic Information

In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with the individual. However, if you are uncertain if you possess Material Nonpublic Information, or whether a particular transaction is covered by this policy, you should consult with the Corporate Secretary at CorporateSecretary@Williams.com prior to trading.

Blackout Period
In addition to the general rules prohibiting trading while in possession of Material Nonpublic Information, trading in Williams Securities by (i) Directors, (ii) Executive Officers, and
(iii)Restricted Employees is not permitted (i.e. a trading black out exists) during the period beginning on the 15th day of the last month of a financial quarter and ending one full trading day after quarterly or annual earnings are released. Williams’ position is that you may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of what was, prior to its release, Material Nonpublic Information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person in possession of Material Nonpublic Information must refrain from any trading activity for one full trading day following such information’s official release. As an example, if a particular fiscal quarter ends on
September 30 and Williams’ earnings are released on Thursday, November 2 at 3:00 p.m. Central Time, trading in Williams Securities may not take place during the period beginning on September 15 and ending at the close of the trading day on Friday, November 3.

Exhibit 19.1
In addition to the standard end-of-quarter blackout periods, Williams may, from time to time, impose other blackout periods upon notice to those persons who are affected.

NOTE: IF YOU ARE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION OR IF YOU HAVE RECEIVED NOTIFICATION FROM WILLIAMS THAT YOU ARE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION, YOU CANNOT TRADE IN WILLIAMS SECURITIES OR SECURITIES OF ANY OTHER AFFECTED COMPANY UNTIL SUCH INFORMATION IS EITHER PUBLICLY DISCLOSED OR IS NO LONGER CONSIDERED MATERIAL.

Pre-Clearance

Directors, Executive Officers, and other Restricted Employees are obligated to pre-clear with the Williams Securities Trading Committee all transactions in Williams Securities, including gifts of Williams Securities. Restricted Employees who are not Directors or Executive Officers but who are subject to the pre-clearance process will be notified that they are required to pre-clear Williams Securities transactions.

A request for pre-clearance to either trade in or make a gift of Williams Securities should be submitted to the Corporate Secretary in advance of the proposed transaction by completing the electronic preapproval to trade request form available at https://forms.office.com/r/HzdMBiHkGC. The Corporate Secretary will then review the submitted electronic preapproval to trade request form and contact the requestor concerning whether preapproval to trade has been granted.

If a proposed transaction receives pre-clearance, the pre-cleared trade (including any standing or limit orders) or gift must be effected within five (5) business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of Material Nonpublic Information, in which case the pre-clearance is void and the trade or gift must not be completed. Transactions not effected within the time limit would again be subject to our pre-clearance process including the submission of a new electronic preapproval to trade request form. If a person seeks pre-clearance and permission to engage in a transaction is denied, then he or she should refrain from initiating any transaction in Williams Securities, and should not inform any other person of the restriction. Note that standing limit orders are subject to the five (5) business day window.

Pre-Arranged Trading Plans

Persons subject to this policy are permitted to conduct transactions pursuant to a written, pre-arranged trading plan that complies with the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (such trading plan is referred to as a “10b5-1 Plan”). Proper establishment of a 10b5-1 Plan provides an affirmative defense to insider trading liability.

Establishment of a 10b5-1 Plan also offers flexibility enabling a person who would like to plan securities transactions in advance, when they are not aware of Material Nonpublic Information, and those pre-planned transactions will be executed under the 10b5-1 Plan at a later time even if such person subsequently becomes aware of Material Nonpublic Information. Any person interested in adopting a 10b5-1 Plan should contact the Corporate Secretary to discuss such plan. Transactions

Exhibit 19.1
executed in accordance with an adopted 10b5-1 Plan that complies with this policy will be deemed made in accordance with the requirements of this policy.

Williams’ process requirements and additional information related to 10b5-1 Plans is as follows:

Preparation of a 10b5-1 Plan. In consultation with the person requesting a 10b5-1 Plan, such plan is prepared by the proposed trading broker (e.g., Fidelity). Williams does not prepare 10b5-1 Plans for any individual. Once the 10b5-1 Plan is prepared, it must be submitted by the broker to the parties for electronic execution.

Adoption of a 10b5-1 Plan. Williams considers a 10b5-1 Plan to be adopted when a 10b5-1 Plan is executed by each of (i) the person seeking to rely on the plan, (ii) the trading broker and (iii) the Corporate Secretary or his or her designee. Williams requires that all 10b5-1 Plans, including any modifications to any such plan, be reviewed and, as evidenced by execution, pre-approved by the Corporate Secretary or his or her designee.

Timing of Adoption. Subject to not being aware of Material Nonpublic Information:
•Directors, Executive Officers, and other Restricted Employees may adopt a 10b5-1 Plan during an open trading window (i.e. not during a blackout period as discussed above).
•Other persons may adopt a 10b5-1 Plan at any time.

Representations and Certifications Made to Williams. Any representation or certification contained in a 10b5-1 Plan and given to the executing broker, including those listed in the table below, will also be deemed to be given to Williams. Williams intends to and will rely on such representation or certification, regardless of whether the language in a representation or certification included in a 10b5-1 Plans mentions Williams.

Cooling-off Periods. All 10b5-1 Plans must account for the applicable SEC “cooling-off” period. A cooling-off period is a period of time that must elapse prior to the first trade under a 10b5-1 Plan. A cooling off period begins either (i) at the time a 10b5-1 Plan is adopted or (ii) if a 10b5-1 Plan is already in existence, at the time of any modification, regardless of materiality, of the amount, price, or timing (or, if applicable, the written formula or algorithm) in the existing plan (any such modification, a “Covered Modification”). As stated in the table below, the duration of the applicable cooling-off period depends on the status of the person adopting the 10b5-1 Plan.

The following table sets out additional, applicable 10b5-1 Plan requirements to rely on the affirmative defense.

Exhibit 19.1

	Directors and Executive Officers	Other Persons (Including Other Restricted Employees but Excluding Williams)	Williams
General Condition: Not Aware of Material Nonpublic Information	All persons adopting a 10b5-1 Plan must not be aware of Material Nonpublic Information at the time such plan is adopted.
General Good Faith Condition	All persons adopting a 10b5-1 Plan must act in good faith with respect to that plan. This must be true as of the time of adoption of the plan and is also required throughout the duration of the plan.
Cooling-off Period
The later of:
(i)90 days following the adoption or Covered Modification of a 10b5-1 Plan; or
(ii)two business days following the disclosure of the Williams’ financial results in either Williams’ Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted (But not to exceed 120 days following plan adoption or modification).
		30 days following adoption of a new 10b5-1 Plan or a Covered Modification of an existing 10b5-1 Plan.	None. However, if the SEC subsequently makes issuers subject to a cooling-off period, any 10b5-1 Plan adopted by Williams will be adhere to such cooling-off period.
Certification In the 10b5-1 Plan Document
There must be a representation in the 10b5-1 Plan by the person adopting the plan certifying that on the date of such plan’s adoption:
(i)such person is not aware of Material Nonpublic Information about the Williams or Williams Securities; and
(ii)such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade
		N/A	N/A

Exhibit 19.1

the prohibitions of Rule 10b-5.
No Overlapping 10b5-1 Plans	Subject to the limited exceptions provided in Rule 10b5-1, a person may not have multiple, overlapping 10b5-1 Plans for purchases or sales on the open market of any class of Williams Securities.	N/A
No More Than One Single-Trade 10b5-1 Plan in a 12 Month Period
A 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction (or a Plan that has the practical effect of requiring such result) may only be adopted if:
(i)another single-trade plan was not adopted within the prior 12 months, and
(ii)that prior single-trade plan was eligible for the affirmative defense.
N/A

Williams is required to disclose whether any Director or Executive Officer has adopted, terminated or modified a 10b5-1 Plan in its periodic report for the quarter in which such event occurs, along with the material terms of such plan, other than the price.

Additional Obligations for Directors and Executive Officers

Directors and Executive Officers must also comply with the reporting obligations under Section 16 and are prohibited from engaging in “short-swing” transactions covered by that rule. A practical effect of these provisions is that Directors and Executive Officers who purchase and sell, or sell and purchase, certain Williams Securities within a six-month period must disgorge all profits to Williams, whether or not they had knowledge of any Material Nonpublic Information.

Buying stock while Company is repurchasing shares: Until (a) the earlier of such time as the Board or any committee thereof, including the Special Share Repurchase Committee, has no advance knowledge of the share price(s) at which the Company is willing to repurchase shares of its common stock, or (b) the expiration of the $1.5 billion share repurchase program publicly announced by the Company on September 8, 2021, Directors shall not purchase shares of Company common stock on the days in which the Company is also repurchasing shares of common stock.

Section 16 officers of the Company who have direct involvement in managing the Company’s stock repurchase program and/or have advance knowledge of the share price(s) at which the Company is willing to repurchase shares of its common stock shall not purchase shares of Company common stock on the days in which the Company is also repurchasing shares of common stock, except for purchases pursuant to the Company’s employee stock purchase plan or the valid exercise of an existing stock option grant.

Under all circumstances, Directors and Section 16 officers shall not purchase or sell shares of Company common stock within four business days before or after the announcement of a new share repurchase program or the announcement of an increase in size of an existing share repurchase program.

Exhibit 19.1

Post-Termination Transactions

Components of this policy may continue to apply to your transactions in Williams Securities even after you have terminated employment. If you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Williams Securities until that information has become public or is no longer material. In addition, a Director or an Executive Officer can have Section 16 reporting obligations for up to six months after his or her termination. Please consult with the Corporate Secretary for any questions concerning post-termination restrictions and reporting obligations.

Personal Responsibility; No Safe Harbor

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. You are also responsible for ensuring that every person who lives in your household complies with this policy. If you violate this policy, Williams may take disciplinary action, including dismissal for cause. For those persons who are subject to blackout periods, the existence of such blackouts shall not be considered a safe harbor for trading during other periods.

Gifts of Securities; Miscellaneous

If you wish to make a gift of Williams Securities, special rules may apply. In particular, Directors and Executive Officers should be aware that gifts of Williams Securities trigger a Section 16 Form 4 beneficial ownership disclosure which must be filed with the SEC no later than two business days following the gift. Please contact the Corporate Secretary regarding the applicability of this policy to a proposed gift of Williams Securities.

This policy supersedes and replaces all previous policies prohibiting insider trading. Persons subject to this policy may be required to certify their understanding of this policy and their intent to comply with it. Williams reserves the right to interpret, modify or revise this policy, in whole or in part, without notice.
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Adopted by The Williams Companies, Inc. Board of Directors effective: April 29, 2025.